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                                                             Reference Number 11
                                                             -------------------

                             QUEENS COUNTY BANCORP, INC.

                   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




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


                                                            FOR THE                       FOR THE
                                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                                            JUNE 30,                      JUNE 30,
                                                      ---------------------        ----------------------
                                                       1997           1996           1997           1996
                                                      ------        -------        -------        -------
Net income                                            $5,341        $ 6,265        $12,473        $11,523
                                                      ------        -------        -------        -------
Weighted average common shares
      outstanding                                      8,924         10,568          9,453         10,700

Common stock equivalents due to
      dilutive effect of stock options                   824            788            818            758
                                                      ------        -------        -------        -------

Total weighted average common shares
      and common share equivalents outstanding         9,748         11,356         10,271         11,458
                                                      ======        =======        =======        =======
Earnings per common share and common share
      equivalents                                     $ 0.55        $  0.55        $  1.21        $  1.01
                                                      ======        =======        =======        =======

Total weighted average common shares
      and common share equivalents outstanding         9,748         11,356         10,271         11,458

Additional dilutive shares using ending
  period market value versus average market
  value for the period when utilizing the
  treasury stock method regarding stock
  options                                                104             30            110             60
                                                      ------        -------        -------        -------

Total shares for fully diluted earnings
      per share                                        9,852         11,386         10,381         11,518
                                                      ======        =======        =======        =======

Fully diluted earnings per common share
      and common share equivalents(1)                 $ 0.54        $  0.55        $  1.20        $  1.00
                                                      ======        =======        =======        =======
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(1) Reflects shares issued as a result of the 3-for-2 stock split on April 10,
    1997 and the 4-for-3 stock split on August 22, 1996.